Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121277 and Form S-8 No. 333-145651) pertaining to The 401(k) Plan of our report dated June 27, 2008, with respect to the financial statements and schedule of The 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 27, 2008